Exhibit 99.1

METACRINE REPORTS FOURTH-QUARTER 2021 RESULTS

SAN DIEGO – March 30, 2022 - Metacrine, Inc. (NASDAQ:MTCR), a clinical-stage biopharmaceutical company pioneering differentiated therapies for patients with gastrointestinal diseases, today reported its fourth-quarter 2021 financial results.

“We continue to devote all of our development effort to bringing expanded therapeutic options to people living with ulcerative colitis (UC),” said Preston Klassen, M.D., MHS, CEO, Metacrine. “We have generated preclinical data that supports moving our MET642 program into clinical testing in UC during the next few months. In addition, by reducing our organizational footprint as part of our recently implemented restructuring plan, we expect that our cash runway will fund operations through 2023 as we evaluate a range of ways to generate value from our discovery programs, product candidates and financial assets.”

Recent News & Outlook

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Phase 2 clinical trial in ulcerative colitis remains on track - Metacrine received authorization in February 2022 from the U.S. Food and Drug Administration (FDA) to proceed with its Phase 2 trial evaluating MET642 in subjects with UC and expects to begin the study in the second quarter of 2022.

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Restructuring plan implemented to reduce expenses - To support ongoing clinical development of MET642 in UC, the Company implemented a restructuring plan in February 2022 to significantly reduce expenses associated with its operations in order to preserve cash. The restructuring included a staff reduction of approximately 50% primarily consisting of the Company’s research organization. Metacrine also discontinued preclinical development of its hydroxysteroid dehydrogenase (HSD) program.

Fourth-Quarter 2021 Financial Results

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Cash Balance - Cash, cash equivalents and short-term investments were $76.4 million as of December 31, 2021. Metacrine believes it has sufficient capital to fund its current operating plan through 2023.

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R&D Expenses - Research and development expenses were $9.2 million for the three months ended December 31, 2021, as compared to $6.8 million for the prior-year period. The increase was primarily driven by higher clinical development costs related to the advancement of the Company’s MET409 and MET642 programs.

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G&A Expenses - General and administrative expenses were $3.9 million for the three months ended December 31, 2021, as compared to $3.8 million for the same period in the prior year. The increase was attributable to higher employee-related costs and expenses associated with operating as a publicly traded company.

•	Net Loss - Net loss was $13.5 million for the three months ended December 31, 2021, as compared to $10.8 million for prior-year quarter.

About Metacrine

Metacrine, Inc. is a clinical-stage biopharmaceutical company developing differentiated therapies to treat gastrointestinal diseases.  Metacrine has developed a proprietary farnesoid X receptor (FXR) platform utilizing a unique chemical scaffold, which has demonstrated an improved therapeutic profile in clinical trials. To learn more, visit www.metacrine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements about the design, progress, timing, scope and results of clinical trials; plans for initiating future clinical trials and studies; statements regarding the therapeutic potential of MET642; the expected benefits of Metacrine’s restructuring plans; anticipated drivers of value; and Metacrine’s belief that it has sufficient capital to fund its current operating plan through 2023. Words such as “may,” “will,” “expect,” “plan,” “aim,” “projected,” “likely, ”anticipate,” “estimate,” “intend,” “potential,” “prepare,” “perceived,” “believes” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Metacrine’s expectations and assumptions that may never materialize or prove to be incorrect. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks and uncertainties regarding regulatory approvals for MET642; potential delays in initiating, enrolling or completing any clinical trials; potential adverse side effects or other safety risks associated with MET642; competition from third parties that are developing products for similar uses; Metacrine’s ability to obtain, maintain and protect its intellectual property; and Metacrine’s ability to successfully reduce expenses in connection with the restructuring plan. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Metacrine’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2022, and in Metacrine’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as required by law, Metacrine assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor & Media Contact

Investor Relations

Metacrine, Inc.

investors@metacrine.com

Metacrine, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$9,177	$6,817	$45,474	$26,790
General and administrative	3,910	3,813	15,605	9,900
Total operating expenses	13,087	10,630	61,079	36,690
Loss from operations	(13,087)	(10,630)	(61,079)	(36,690)
Total other income (expense)	(439)	(186)	(1,128)	(614)
Net loss	$(13,526)	$(10,816)	$(62,207)	$(37,304)

Metacrine, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$76,427	$96,176
Prepaid expenses and other current assets	2,313	5,847
Total current assets	78,740	102,023
Property and equipment, net	347	634
Operating lease right-of-use asset	902	1,579
Total assets	$79,989	$104,236
Liabilities, Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$368	$334
Accrued and other current liabilities	7,392	3,692
Total current liabilities	7,760	4,026
Long-term debt, net of debt discount	13,303	9,372
Other long-term liabilities	1,571	1,559
Stockholders’ equity	57,355	89,279
Total liabilities, preferred stock, and stockholders’ equity	$79,989	$104,236